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                                                                    EXHIBIT 4.7b



SCHEDULE IDENTIFYING SUBSTANTIALLY IDENTICAL AGREEMENTS TO PLEDGE AND SECURITY AGREEMENT CONSTITUTING EXHIBIT 4.7a HERETO


1. Pledge and Security Agreement dated as of August 24, 2000 from Reliant Energy Mid-Atlantic Power Holdings, LLC, Reliant Energy Northeast Management Company, Reliant Energy Maryland Holdings, LLC, Reliant Energy New Jersey Holdings, LLC and Reliant Energy Mid-Atlantic Power Services, Inc., as pledgors, to Keystone Lessor Genco LLC, assigned from Keystone Lessor Genco LLC to Bankers Trust Company

2. Pledge and Security Agreement dated as of August 24, 2000 from Reliant Energy Mid-Atlantic Power Holdings, LLC, Reliant Energy Northeast Management Company, Reliant Energy Maryland Holdings, LLC, Reliant Energy New Jersey Holdings, LLC and Reliant Energy Mid-Atlantic Power Services, Inc., as pledgors, to Shawville Lessor Genco LLC, assigned from Shawville Lessor Genco LLC to Bankers Trust Company